Contact:          Charles O'Neill
                                                           PharMerica
                                                           (800) 237-7676

                                                           Jeannette Moninger
                                                           Johnston Wells
                                                           (303) 623-3366


PHARMERICA ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

     TAMPA, Fla., (August 14, 1998) -- PharMerica's (Nasdaq: DOSE) board of directors adopted a Stockholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of PharMerica Common Stock. The dividend will be paid on Aug. 24, 1998 to stockholders of record on Aug. 24, 1998.

     The Rights Agreement was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment. It was not adopted in response to any specific effort to acquire control of PharMerica.

     Until it is announced that a person or group has acquired 15 percent or more of PharMerica's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 15 percent or more of PharMerica's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed, and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $30.


                                    --more--

PharMerica Adopts Agreement
Page 2

     Upon announcement that any person or group has become an Acquiring
Person, then 10 days thereafter (or such earlier or later date as the board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of PharMerica Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls PharMerica's board of directors, PharMerica is involved in a merger or sells more than 50 percent of its assets or earning power (or has entered an agreement to do any of the foregoing), and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 15 percent and 50 percent of PharMerica's Common Stock, PharMerica's board of directors may, at its option, exchange one share of PharMerica Common Stock for each Right.

     The Rights may be terminated by the board of directors prior to the Flip-in Date.

     Arnold C. Renschler, M.D., chairman, president and chief executive officer of PharMerica stated, "The Rights Agreement is not intended to and will not prevent a takeover of PharMerica at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 15 percent or more of the Common Stock unless the Rights are first terminated by the board of directors of the company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the company and its stockholders because the Rights can be terminated prior to a triggering event.


                                    --more--

PharMerica Adopts Agreement
Page 3

     "The Rights Agreement does not in any way weaken PharMerica's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to PharMerica or its stockholders and will not change the way in which PharMerica shares are traded."

     A letter to stockholders regarding the Rights Agreement and a summary of certain terms of the Rights Agreement will be mailed to stockholders.

     In addition, the company amended and restated its bylaws to provide for an advance notice provision for stockholder proposals and to conform other provisions to its Certificate of Incorporation.

     PharMerica is one of the nation's foremost providers of quality, cost-effective pharmacy products and services to the long-term care, assisted living, subacute and skilled nursing industries (servicing appropriately 366,000 beds), as well as online pharmacy (serving approximately 165,000 patients); and mail-service workers' compensation (serving approximately 82,000 patients), including the catastrophically injured population.

     Headquartered in Tampa, Fla., PharMerica operates more than 160 pharmacy facilities located in 37 states. The company was created by the combination of Capstone Pharmacy Services and Pharmacy Corporation of America in December 1997. For more information about PharMerica, please call 1-800-237-7676, ext. 6788, or visit PharMerica's corporate site at www.pharmerica.com

                                      # # #